Exhibit 99.2

Constellation Alpha Capital Corp. Completes Initial Public Offering

West Palm Beach, FL, June 23, 2017 (PR Newswire) – Constellation Alpha Capital Corp. (the “Company”) announced today the closing of its initial public offering of 14,375,000 units, including 1,875,000 units issued upon exercise of the underwriters’ over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $143,750,000, before deducting underwriting discounts and commissions and other offering expense payable by the Company.

The Company’s units began trading on the NASDAQ Capital Market (“Nasdaq”) under the ticker symbol “CNACU” on June 20, 2017. Each unit consists of one ordinary share, one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination and one warrant exercisable to purchase one-half of one ordinary share at a price of $11.50 per whole share. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on Nasdaq under the symbols “CNAC,” “CNACR” and “CNACW,” respectively.

The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business in the healthcare services and manufacturing industries in India.

Cowen served as sole book-running manager, Chardan served as lead manager and I-Bankers Securities, Inc. served as co-manager for the offering.

Ellenoff Grossman & Schole LLP acted as counsel to the Company and Skadden, Arps, Slate, Meagher & Flom LLP acted as counsel to the underwriters.

The public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, or by fax at 631-254-7140.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 19, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Craig Pollak

Constellation Alpha Capital Corp.

ir@constellationalpha.com